Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Jenny Graef, 949.417.4347
jgraef@shopoff.com
Shopoff Properties Trust Acquires
Winchester Hills Residential Units in Riverside County, California
Irvine, California (January 8, 2009) – On December 31, 2008, Shopoff Properties Trust acquired its first property, 469 Graded Residential Units in Southwest Riverside County, California.
The Winchester Hills project includes 244 rough graded 7200 square foot residential lots and a graded superpad with entitlements for 225 attached residential condominium units. The property is situated on the northwest corner of the intersection of Newport Road/Domenigoni Parkway and Leon Road, north of Temecula and just east of Menifee.
“The property has entitlements in place and the site has water, sewer, and backbone street improvements,” according to William A. Shopoff, Chairman and President of Shopoff Properties Trust. “Because of the project’s favorable location, less than 3 miles east of the I-215 Freeway, we believe it will be one of first sites developed in the Winchester Valley area.”
The project was purchased from Pulte Homes, and is within the Winchester Hills Specific Plan, which is a master plan for more than 5,600 homes, with parks, schools, and commercial uses. The business plan for Shopoff Properties Trust is to hold the property for long-term investment until market conditions warrant a sale, or multiple phased sales.
About Shopoff Properties Trust
Shopoff Properties Trust is a publicly registered, privately traded real estate investment trust (REIT). Shopoff Properties Trust REIT is advised by Shopoff Advisors, L.P., and is sponsored by The Shopoff Group, L.P. The primary focus of Shopoff Properties Trust is to acquire undeveloped real estate assets and enhance the value of these land holdings through land planning and design, engineering and processing of tentative tact maps, and obtaining required environmental approvals.
—more—
www.shopoff.com | Toll Free: 877-TSG-REIT (874-7348) | Fax: 949-417-1399 | info@shopoff.com | 8951 Research Drive, Irvine,California 92618

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors covered by these laws. Historical results and trends should not be taken as indicative of future operations. Forward looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “prospects” or similar expressions. . Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: changes in economic conditions generally and in the real estate market specifically; legislative/regulatory changes, including laws governing the taxation of REITs; availability of capital; interest rates; our ability to service our debt; competition; supply and demand for undeveloped land and other real estate in our proposed market areas; and other risk factors as outlined in company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.
www.shopoff.com | Toll Free: 877-TSG-REIT (874-7348) | Fax: 949-417-1399 | info@shopoff.com | 8951 Research Drive, Irvine,California 92618